Exhibit 99.1

Bodisen Biotech Completes $3 Million Financing by Strategic Institutional
Investor

NEW YORK, Mar. 16-- Bodisen Biotech, Inc., (stock symbol: BBOI, website: www.bodisen.com) announced today that it has completed a $3 million financing with an institutional investor. The financing was closed and funded today, and additional details regarding the financing are contained in the Form 8-K filed with the SEC today.

Bodisen intends to use the proceeds of the financing to expand the company's current production capacity with new manufacturing facilities, to purchase raw materials at favorable prices as well as general corporate purposes.

"We believe the financing with a fixed conversion price is favorable to Bodisen and to our strategic institutional investor. We are pleased about the completion of this financing, which will help us execute our growth and expansion plans in 2005," commented Ms. Qiong Wang, CEO of Bodisen.

Utilizing proprietary technologies, Bodisen sells over 60 packaged products in 3 product categories: Organic Compound Fertilizer; Organic Liquid Fertilizer; and Pesticides & Insecticides. Bodisen's organic fertilizers can be absorbed by plants within 48 hours while enriching soil conditions without the damaging effects associated with chemical fertilizers.

About Bodisen Biotech, Inc.

Bodisen is headquartered in Shaanxi, China, an agricultural hub of China and the economic gateway to the western regions of China. The Bodisen brand is a highly respected organic brand in China. Its "green" products support the mandate of the Chinese national government to increase crop yields for the purpose of decreasing China's dependency on food imports.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Bodisen Biotech, Inc. management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

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Contact:
     Bodisen Biotech, Inc.
     Mr. Gurjinder Johal, (212) 566-3503
     info@bodisen.com


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Source: Bodisen Biotech, Inc.